Form 10-K, Exhibit 13
period 1999-12-31
WORLD MONITOR TRUST II SERIES D; WORLD MONITOR TRUST II SERIES E; WORLD MONITOR TRUST II SERIES F
filed 2000-03-30
CIK 1090697, 1090701, 1090702

                                                         1999
--------------------------------------------------------------------------------
World Monitor Trust II                                   Annual
                                                         Report

PricewaterhouseCoopers (LOGO)
                                           PricewaterhouseCoopers LLP
                                            1177 Avenue of the Americas
                                            New York, NY 10036
                                            Telephone (212) 596 8000
                                            Facsimile (212) 596 8910

                       Report of Independent Accountants

To the Interest Holders of Series D,
Series E and Series F of World Monitor Trust II

In our opinion, the accompanying statement of financial condition presents fairly, in all material respects, the financial position of Series D, Series E and Series F of World Monitor Trust II at December 31, 1999 in conformity with accounting principles generally accepted in the United States. This financial statement is the responsibility of the Managing Owner; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall statement of financial condition presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
January 28, 2000
                                       1

                             WORLD MONITOR TRUST II
                          (a Delaware Business Trust)
                        STATEMENT OF FINANCIAL CONDITION
                               December 31, 1999

                                     ASSETS

                                                                       Series D    Series E    Series F
                                                                       --------    --------    --------
Cash................................................................    $ 1,000     $ 1,000     $ 1,000
                                                                       --------    --------    --------
                                                                       --------    --------    --------
                                         TRUST CAPITAL

General Interests (10 Interests issued and outstanding for each
  Series D, E and F, respectively)..................................    $ 1,000     $ 1,000     $ 1,000
                                                                       --------    --------    --------
                                                                       --------    --------    --------

--------------------------------------------------------------------------------
         The accompanying notes are an integral part of this statement.

                             WORLD MONITOR TRUST II
                          (a Delaware Business Trust)
                   NOTES TO STATEMENT OF FINANCIAL CONDITION
                               December 31, 1999

A. General

The Trust, Trustee, Managing Owner and Affiliates

   World Monitor Trust II (the 'Trust') is a business trust organized under the laws of Delaware on April 22, 1999. As of December 31, 1999 the Trust had not yet commenced operations. The Trust consists of three separate and distinct series ('Series'): Series D, E and F. The assets of each Series are segregated from the other Series, separately valued and independently managed. The Trust was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI') which, in turn, is a wholly owned subsidiary of Prudential Securities Group Inc. PSI is the selling agent for the Trust as well as the commodity broker ('Commodity Broker') of the Trust.

The Offering

   Up to $50,000,000 of beneficial interests in each Series ('Interests') are being offered (totalling $150,000,000) unless the Managing Owner, in its sole discretion, exercises its over-subscription option to offer additional Interests ('Subscription Maximum'). Interests are being offered to investors who meet certain established suitability standards, with a minimum initial subscription of $5,000 ($2,000 for an individual retirement account ('IRA')) per subscriber, although the minimum purchase for any single Series is $1,000.

   Initially, the Interests for each Series were being offered for a period of up to 180 days after the date of the Prospectus ('Initial Offering Period'). The price per Interest during the Initial Offering Period was $100. Each Series could commence operations at any time if the minimum amount of Interests were sold before the Initial Offering Period expired ('Subscription Minimum'). The Subscription Minimum is $5,000,000 for each Series. During March 2000, the Subscription Minimum for each Series was reached and, as a result, trading began for Series D and Series F on March 13, 2000 and March 1, 2000, respectively. It is anticipated that Series E will begin trading shortly (See Note F for further details). Thereafter, or until the Subscription Maximum for each Series is reached, each Series' Interests will continue to be offered on a weekly basis at the then current net asset value per Interest ('Continuous Offering Period').

   The Managing Owner is required to maintain at least a one percent interest in the capital, profits and losses of each Series so long as it is acting as the Managing Owner, and it will make such contributions (and in return will receive such general interests) as are necessary to effect this requirement.

The Trading Advisors

   Each Series has its own professional commodity trading advisor that makes that Series' trading decisions. The Managing Owner, on behalf of the Trust, entered into advisory agreements with Bridgewater Associates, Inc., Graham Capital Management, L.P. and Campbell & Company, Inc. (each a 'Trading Advisor') to make the trading decisions for Series D, E and F, respectively. Each advisory agreement may be terminated at the discretion of the Managing Owner. It is currently contemplated that each Series' Trading Advisor will be allocated one hundred percent of the capital raised for that Series during the Initial and Continuous Offering Periods.

Exchanges, Redemptions and Termination

   Interests owned in one Series may be exchanged, without any charge, for Interests of one or more other Series on a weekly basis for as long as Interests in those Series are being offered to the public. Exchanges are made at the applicable Series' then current net asset value per Interest as of the close of business on the Friday immediately preceding the week in which the exchange request is effected. An exchange of Interests will be treated as a redemption of Interests in one Series (with the related tax consequences) and the simultaneous purchase of Interests in the Series exchanged into.

   Redemptions will be permitted on a weekly basis. Interests redeemed on or before the end of the first and second successive six-month periods after their effective dates are subject to a redemption fee of four percent and three percent, respectively, of the net asset value at which they are redeemed. Redemption fees are paid to the Managing Owner.

   In the event that the estimated net asset value per Interest of a Series at the end of any business day, after adjustments for distributions, declines by 50% or more since the commencement of trading activities or the first day of a fiscal year, the Series will automatically terminate.

B. Summary of Significant Accounting Policies

Basis of accounting

   The financial statements of each Series are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

Income taxes

   Each Series is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from their operations will be passed directly to the individual limited owners including the Managing Owner. Each Series may be subject to other state and local taxes in jurisdictions in which they operate.

Profit and loss allocations and distributions

   Each Series allocates profits and losses for both financial and tax reporting purposes to the owners weekly on a pro rata basis based on each owner's Interests outstanding during the week. Distributions may be made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital balances of the owners; however, the Managing Owner does not presently intend to make any distributions.

C. Fees

Organizational and offering costs

   PSI or its affiliates paid the costs of organizing each Series and will continue to pay the costs of offering their Interests.

General and administrative costs

   Routine legal, audit, postage, and other routine third party administrative costs are paid by each Series. Additionally, each Series pays the administrative costs incurred by the Managing Owner or its affiliates for services it performs for each Series which include, but are not limited to, those costs discussed in Note D below. However, all of these general and administrative costs incurred by each Series are limited to 1.5% annually of the net asset value of the Series.

Management and incentive fees

   Each Series will pay its Trading Advisor a management fee at an annual rate of 1.25% for Series D, 2% for Series E and 2% for Series F of such Series' net asset value allocated to its management. The management fee is determined weekly and the sum of such weekly amounts is paid monthly. Each Series will also pay its Trading Advisor a quarterly incentive fee equal to 22% of such Trading Advisor's 'New High Net Trading Profits' (as defined in each Advisory Agreement). The incentive fee also accrues weekly.

Commissions

   The Managing Owner and the Trust entered into a brokerage agreement with PSI to act as Commodity Broker for each Series whereby each Series pays a fixed fee for brokerage services rendered at an annual rate of 6% of each Series' net asset value. The fee is determined weekly and the sum of such weekly amounts is paid monthly. Each Series is also obligated to pay all floor brokerage expenses, give-up charges and NFA, clearing and exchange fees incurred in connection with each Series' commodity trading activities.

D. Related Parties

   Each Series reimburses the Managing Owner or its affiliates for services it performs for each Series which include but are not limited to: brokerage services; accounting and financial management; investor communications, printing and other administrative services.

   All of the proceeds of the continuous offering are received in the name of each Series and deposited in trading or cash accounts maintained for each Series at PSI. Each Series' assets are maintained either on deposit with PSI or, for margin purposes, with the various exchanges on which the Series are permitted to trade. Each Series receives interest income on 100% of its average daily equity maintained in cash in the Series' accounts with PSI during each month at the 13-week Treasury bill discount rate. This rate is determined weekly by PSI and represents the rate awarded to all bidders during each week's auction of 13-week Treasury bills (e.g., 5.893% for the 13-week Treasury bill auction on March 16,
2000).

   Each Series, acting through its Trading Advisor, may execute over-the-counter, spot, forward and option foreign exchange transactions with PSI. PSI then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. ('PBGM'). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PSI and each Series pursuant to a line of credit. PSI may require that collateral be posted against the marked-to-market position of each Series.

E. Credit and Market Risk

   Since each Series' business is to trade futures, forward (including foreign exchange transactions) and options contracts, their capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk).

   Futures, forward and options contracts involve varying degrees of off-balance sheet risk; and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the contracts (or commodities underlying the contracts) frequently result in changes in the unrealized gain
(loss) on open commodity positions. Each Series' exposure to market risk is influenced by a number of factors including the relationships among the contracts held by each Series as well as the liquidity of the markets in which the contracts are traded.

   Futures and options contracts are traded on organized exchanges and are thus distinguished from forward contracts which are entered into privately by the parties. The credit risks associated with futures and options contracts are typically perceived to be less than those associated with forward contracts because exchanges typically provide clearinghouse arrangements in which the collective credit (subject to certain limitations) of the members of the exchanges is pledged to support the financial integrity of the exchange. On the other hand, each Series must rely solely on the credit of their broker (PSI) with respect to forward transactions.

   The Managing Owner attempts to minimize both credit and market risks by requiring each Series and its Trading Advisors to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties (currently, PSI is the sole counterparty or broker); limiting the amount of margin or premium required for any one commodity or all commodities; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreement among each Series, the Managing Owner and each Trading Advisor, each Series shall automatically terminate the Trading Advisor if the net asset value allocated to the Trading Advisor declines by 40% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the First Amended and Restated Declaration of Trust and Trust Agreement provides that each Series will liquidate its positions, and eventually dissolve, if each Series experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of such trading limitations and policies) upon the trading activities of the Trading Advisors as it, in good faith, deems to be in the best interests of each Series.

   PSI, when acting as each Series' futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, will be required by Commodity Futures Trading Commission

('CFTC') regulations to separately account for and segregate as belonging to each Series all assets of each Series relating to domestic futures and options trading and is not to commingle such assets with other assets of PSI. Part 30.7 of the CFTC regulations also will require PSI to secure assets of each Series related to foreign futures and options trading. There are no segregation requirements for assets related to forward trading.

F. Subsequent Event

   During March 2000, each Series reached its Subscription Minimum and began or anticipates beginning trading as follows:

                                 Proceeds from      Proceeds from       Commencement
                   Series        Limited Owners    Managing Owner      of Operations
               ---------------   --------------    ---------------    ----------------
                      D           $5.2 million         $75,000        March 13, 2000
                      E            5.1 million          75,000        April 2000
                      F            5.1 million          75,000        March 1, 2000

--------------------------------------------------------------------------------

   I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II is accurate and complete.

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: Barbara J. Brooks
     Chief Financial Officer
--------------------------------------------------------------------------------

                             WORLD MONITOR TRUST II
                          (a Delaware Business Trust)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   As of December 31, 1999 the minimum required capital of $5,000,000 for each Series through their public offering of Interests had not yet become available. This caused the Trust to have limited funds on December 31, 1999. During March 2000, Series D and Series F completed their initial offering and started trading their assets. Series E also completed its initial offering and anticipates trading will commence shortly. See Notes A and F to the financial statements for further details. Additional Interests of each Series will continue to be offered on a weekly basis at the net asset value per Interest until the Subscription Maximum for each Series is sold.

   Interests in each Series may also be redeemed on a weekly basis but are subject to a redemption fee if transacted within one year of the effective date of purchase. Additionally, Interests owned in one Series may be exchanged, without any charge, for Interests of one or more other Series on a weekly basis for as long as Interests in those Series are being offered to the public. Future contributions, redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   During March 2000, 100% of Series D's and Series F's net assets were allocated to commodities trading. Once Series E starts trading its assets, they also will be allocated 100% to commodities trading. A significant portion of the net assets is held in cash which is used as margin for trading in commodities. Inasmuch as the sole business of each Series is to trade in commodities, each Series will continue to own such liquid assets to be used as margin. PSI will credit each Series with interest income on 100% of its average daily equity maintained in cash in the Series' accounts with PSI during each month at the 13-week Treasury bill discount rate. This rate is determined weekly by PSI and represents the rate awarded to all bidders during each week's auction of 13-week Treasury bills (e.g., 5.893% for the 13-week Treasury bill auction on March 16,
2000).

   The commodities contracts are subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit fluctuations in commodity futures contract prices during a single day by regulations referred to as 'daily limits.' During a single day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit, positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent a Series from promptly liquidating its commodity futures positions.

   Since each Series' business is to trade futures, forward (including foreign exchange transactions) and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). Each Series' exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationship among the contracts held. The inherent uncertainty of each Series' speculative trading as well as the development of drastic market occurrences could result in monthly losses that could ultimately lead to a loss of all or subsequently all of investors' capital. The Managing Owner attempts to minimize these risks by requiring the Series' Trading Advisors to abide by various trading limitations and policies which include limiting margin amounts, trading only in liquid markets and utilizing stop loss provisions. See Note E to the financial statements for a further discussion of the credit and market risks associated with each Series' futures, forward and options contracts.

   No Series has, nor do they expect to have, any capital assets.

Results of Operations

   Through December 31, 1999, the Trust had not yet commenced operations.

                               OTHER INFORMATION

   The World Monitor Trust II's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        World Monitor Trust II
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station                               BULK RATE
P.O. Box 2016                                  U.S. POSTAGE
New York, NY 10272                                 PAID
                                               Automatic Mail

PFT1/17152