Form 10-K/A, Exhibit 13
period 1999-12-31
WORLD MONITOR TRUST II SERIES D; WORLD MONITOR TRUST II SERIES E; WORLD MONITOR TRUST II SERIES F
filed 2000-04-06
CIK 1090697, 1090701, 1090702

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

   All of the proceeds of the continuous offering are received in the name of each Series and deposited in trading or cash accounts maintained for each Series at PSI. Each Series' assets are maintained either on deposit with PSI or, for margin purposes, with the various exchanges on which the Series are permitted to trade. Each Series receives interest income on 100% of its average daily equity maintained in cash in the Series' accounts with PSI during each month at the 13-week Treasury bill discount rate. This rate is determined weekly by PSI and represents the rate awarded to all bidders during each week's auction of 13-week Treasury bills (e.g., 5.730% for the 13-week Treasury bill auction on March 16,
2000).

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

   During March 2000, 100% of Series D's and Series F's net assets were allocated to commodities trading. Once Series E starts trading its assets, they also will be allocated 100% to commodities trading. A significant portion of the net assets is held in cash which is used as margin for trading in commodities. Inasmuch as the sole business of each Series is to trade in commodities, each Series will continue to own such liquid assets to be used as margin. PSI will credit each Series with interest income on 100% of its average daily equity maintained in cash in the Series' accounts with PSI during each month at the 13-week Treasury bill discount rate. This rate is determined weekly by PSI and represents the rate awarded to all bidders during each week's auction of 13-week Treasury bills (e.g., 5.730% for the 13-week Treasury bill auction on March 16,
2000).

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