Form 10-K, Exhibit 13
period 2003-12-31
WORLD MONITOR TRUST II SERIES D
filed 2004-03-29
CIK 1090697

World Monitor Trust II—

Series D

2003

Annual

Report

WORLD MONITOR TRUST II—SERIES D

PricewaterhouseCoopers (LOGO)	PricewaterhouseCoopers LLP

1177 Avenue of the Americas

New York, NY 10036

Telephone (646) 471-4000

Facsimile (646) 471-4100

Report of Independent Auditors

To the Managing Owner and Limited Owners

of World Monitor Trust II—Series D

In our opinion, the accompanying statements of financial condition, including the condensed schedules of investments, and the related statements of operations and of changes in trust capital present fairly, in all material respects, the financial position of World Monitor Trust II—Series D at December 31, 2003 and 2002 and the results of its operations and changes in its trust capital for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

January 23, 2004

WORLD MONITOR TRUST II—SERIES D

(a Delaware Business Trust)

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2003	2002

ASSETS

Cash in commodity trading accounts	$23,550,908	$7,491,183

Net unrealized gain on open futures contracts	162,034	131,946

Total assets	$23,712,942	$7,623,129

LIABILITIES AND TRUST CAPITAL

Liabilities

Accrued expenses	$105,405	$60,329

Commissions and other transaction fees payable	128,956	41,392

Management fees payable	26,233	8,135

Incentive fees payable	413,851	—

Total liabilities	674,445	109,856

Commitments

Trust capital

Limited interests (193,145.685 and 79,736.725 interests outstanding)	22,808,114	7,429,420

General interests (1,951 and 900 interests outstanding)	230,383	83,853

Total trust capital	23,038,497	7,513,273

Total liabilities and trust capital	$23,712,942	$7,623,129

Net asset value per limited and general interests	$118.09	$93.17

The accompanying notes are an integral part of these statements.

WORLD MONITOR TRUST II—SERIES D

(a Delaware Business Trust)

CONDENSED SCHEDULES OF INVESTMENTS

	At December 31,
	2003		2002
Futures Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)

Futures contracts purchased:

Stock indices		$18,566		$(30,745)

Interest rates		530,673		293,123

Currencies		402,307		134,410

Commodities		220,498		(12,350)

Net unrealized gain on futures contracts purchased	5.09%	1,172,044	5.12%	384,438

Futures contracts sold:

Stock indices		(13,152)		1,984

Interest rates		(867,782)		(209,367)

Currencies		(110,188)		(45,109)

Commodities		(18,888)		—

Net unrealized loss on futures contracts sold	(4.38)	(1,010,010)	(3.36)	(252,492)

Net unrealized gain on futures contracts	0.71%	$162,034	1.76%	$131,946

Forward currency contracts purchased	0.00%	$—	(0.04)%	$(3,158)

Forward currency contracts sold	0.00	—	0.04	3,158

Net unrealized gain on forward contracts	0.00%	$—	0.00%	$—

Settlement Currency—Futures Contracts

British pound	(2.03)%	$(467,662)	(1.44)%	$(107,988)

Canadian dollar	0.52	120,629	(0.56)	(42,128)

Euro	1.51	346,891	2.30	172,455

Japanese yen	(0.11)	(25,532)	(0.10)	(7,306)

Australian dollar	(0.19)	(43,636)	0.05	3,790

Swiss franc	(0.17)	(38,033)	0.28	20,752

Swedish krona	(0.08)	(18,845)	(0.00)	(9)

U.S. dollar	1.26	288,222	1.23	92,380

Total	0.71%	$162,034	1.76%	$131,946

The accompanying notes are an integral part of these statements.

WORLD MONITOR TRUST II—SERIES D

(a Delaware Business Trust)

STATEMENTS OF OPERATIONS

	Year ended December 31,
	2003	2002	2001

REVENUES

Net realized gain (loss) on commodity transactions	$6,364,047	$1,010,594	$(93,119)

Change in net unrealized gain/loss on open commodity positions	30,088	207,663	(127,443)

Interest income	178,918	93,161	159,873

	6,573,053	1,311,418	(60,689)

EXPENSES

Commissions and other transaction fees	1,086,391	378,109	282,939

General and administrative	143,361	139,590	119,513

Management fees	218,216	74,362	54,595

Incentive fees	1,040,654	5,791	—

	2,488,622	597,852	457,047

General and administrative expenses borne by the Managing Owner and its affiliates	(3,364)	(50,682)	(53,745)

Net expenses	2,485,258	547,170	403,302

Net income (loss)	$4,087,795	$764,248	$(463,991)

ALLOCATION OF NET INCOME (LOSS)

Limited interests	$4,042,358	$756,063	$(459,082)

General interests	$45,437	$8,185	$(4,909)

NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL INTEREST

Net income (loss) per weighted average limited and general interest	$25.74	$11.41	$(8.54)

Weighted average number of limited and general interests outstanding	158,820	66,962	54,361

STATEMENTS OF CHANGES IN TRUST CAPITAL

	INTERESTS	LIMITED INTERESTS	GENERAL INTERESTS	TOTAL

Trust capital—December 31, 2000	69,183.311	$5,992,086	$60,541	$6,052,627

Contributions	12,392.912	1,000,400	6,995	1,007,395

Net loss		(459,082)	(4,909)	(463,991)

Redemptions	(29,085.924)	(2,281,677)	(18,432)	(2,300,109)

Trust capital—December 31, 2001	52,490.299	4,251,727	44,195	4,295,922

Contributions	43,717.827	3,781,450	31,473	3,812,923

Net loss		756,063	8,185	764,248

Redemptions	(15,571.401)	(1,359,820)	—	(1,359,820)

Trust capital—December 31, 2002	80,636.725	7,429,420	83,853	7,513,273

Contributions	127,970.107	12,771,600	109,781	12,881,381

Net income		4,042,358	45,437	4,087,795

Redemptions	(13,510.147)	(1,435,264)	(8,688)	(1,443,952)

Trust capital—December 31, 2003	195,096.685	$22,808,114	$230,383	$23,038,497

The accompanying notes are an integral part of these statements.

WORLD MONITOR TRUST II—SERIES D

(a Delaware Business Trust)

NOTES TO FINANCIAL STATEMENTS

A.  General

The Trust, Trustee, Managing Owner and Affiliates

World Monitor Trust II (the “Trust”) is a business trust organized under the laws of Delaware on April 22, 1999. The Trust consists of three separate and distinct series (“Series”): Series D, E and F. Series D, E and F commenced trading operations on March 13, 2000, April 6, 2000 and March 1, 2000, respectively and each Series will continue to exist until terminated pursuant to the provisions of Article XIII of the Second Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”). The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts, and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company.

On July 1, 2003, Prudential Financial, Inc. (“Prudential”) and Wachovia Corp. (“Wachovia”) combined their separate retail securities brokerage and clearing businesses under a new holding company named Wachovia/Prudential Financial Advisors, LLC (“WPFA”), owned 62% by Wachovia and 38% by Prudential. As a result, the retail brokerage operations of Prudential Securities Incorporated (“PSI”) were contributed to Wachovia Securities, LLC (“Wachovia Securities”). Wachovia Securities is wholly-owned by WPFA and is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. (“NASD”) and all major securities exchanges. Series D and its managing owner, Prudential Securities Futures Management Inc., entered into a service agreement with Wachovia Securities, effective July 1, 2003. Pursuant to this agreement, Wachovia Securities agrees to provide certain enumerated services to accounts of the limited interest owners carried at Wachovia. Effective July 1, 2003, PSI changed its name to Prudential Equity Group, Inc. (“PEG”). PEG remains an indirectly wholly-owned subsidiary of Prudential. PEG was a registered broker-dealer and a member of the NASD and all major securities exchanges and conducted the equity research, domestic and international equity sales and trading operations, and commodity brokerage and derivative operations it had previously conducted as PSI until December 31, 2003. As part of the process of reorganizing its business structure, Prudential Securities Group Inc. (“PSG”), the direct parent of PEG and a wholly-owned subsidiary of Prudential, transferred the commodity brokerage, commodity clearing and derivative operations previously performed by PEG to another PSG indirectly wholly-owned subsidiary, Prudential Financial Derivatives, LLC (“PFD”) effective January 1, 2004. Like PEG, PFD is registered as a futures commission merchant under the Commodity Exchange Act and is a member of the National Futures Association.

The managing owner, Prudential Securities Futures Management Inc. (the “Managing Owner”), is a wholly-owned subsidiary of PEG.

The Offering

Limited interests in each Series (“Limited Interests”) were being offered once each week, until each Series’ Subscription Maximum was met either through sale or exchange or until the Managing Owner suspended the offering of Limited Interests. Limited Interests were being offered to investors who meet certain established suitability standards, with a minimum initial subscription of $5,000 ($2,000 for an individual retirement account), although the minimum purchase for any single Series is $1,000. General Interests were also sold exclusively to the Managing Owner. Limited interests and general interests are sometimes collectively referred to as “Interests”.

Initially, the Limited Interests for each Series were offered for a period of up to 180 days after the date of the Prospectus (“Initial Offering Period”) at $100 per Interest. The subscription minimum of $5,000,000 for each Series was reached during the Initial Offering Period permitting Series D, E and F to commence trading operations. The Registrant completed its initial offering on March 13, 2000 with gross proceeds of $5,279,158, which was fully allocated to commodities trading. Until the Subscription Maximum for each Series is reached, each Series’ Limited Interests could be offered on a weekly basis at the then current net asset value per Interest (“Continuous Offering Period”). During the Continuous Offering Period through December 31, 2003, Series D raised additional gross proceeds of $20,652,193 from the sales of Interests. Series E and Series F were offered until they substantially achieved their Subscription Maximum during June 2003 and July 2003, respectively. In addition, since July 2003, the weekly offering of interests in Series D has been suspended. Accordingly, at this time, interests in Series D may not be offered or exchanged.

The Trading Advisor

Each Series has its own independent commodity trading advisor that makes that Series’ trading decisions. The Managing Owner, on behalf of Series D, entered into an advisory agreement with Bridgewater Associates, Inc. (the “Trading Advisor”) to make the trading decisions for Series D. The advisory agreement may be terminated for various reasons, including at the discretion of the Managing Owner. The Managing Owner has allocated 100% of the proceeds from the initial and continuous offering of Series D to the Trading Advisor.

Exchanges, Redemptions and Termination

Interests owned in one series of the Trust (Series D, E or F) were exchangeable, without any charge, for Interests of one or more other Series on a weekly basis for as long as Limited Interests in those Series were being offered to the public. Exchanges were made at the applicable Series’ then current net asset value per Interest as of the close of business on the Friday immediately preceding the week in which the exchange request was effected. The exchange of Interests was treated as a redemption of Interests in one Series (with the related tax consequences) and the simultaneous purchase of Interests in the other Series. Series E and Series F are no longer offered to the public as those series substantially achieved their subscription maximums during June 2003 and July 2003, respectively. In addition, since July 2003, the offering of interests in Series D has been temporarily suspended, as further discussed in Note A. Accordingly, at this time, Interests may not be exchanged. Exchanges from Series E and Series F into Series D may resume once the requirements disclosed above are complied with. Future redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

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

Series D has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, “Statement of Cash Flows—Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

Consistent with standard business practices in the normal course of business. Series D has provided general indemnifications to the Managing Owner, its Trading Advisor and others when they act, in good faith, in the best interests of Series D. Series D is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

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

Profit and Loss Allocations and Distributions

Series D allocates profits and losses for both financial and tax reporting purposes to its Interest holders weekly on a pro rata basis based on each owner’s interests outstanding during the week. Distributions (other than redemptions of Interests) may be made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital balances of the Interest holders; however, the Managing Owner does not presently intend to make any distributions.

New Accounting Guidance

In April 2003, Statement of Financial Accounting Standards (SFAS) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” was issued. This statement amends and clarifies accounting and reporting for derivative instruments and hedging activities under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” SFAS No. 149 is intended to result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 had no material effect on the Series D’s financial position or results of operations.

C.  Fees

Organizational and Offering Costs

PEG or its affiliates paid the costs of organizing Series D and will continue to pay all costs of offering its Limited Interests.

General and Administrative Costs

Routine legal, audit, postage, and other routine third party administrative costs are paid by Series D. Additionally, Series D pays the administrative costs incurred by the Managing Owner or its affiliates for services they perform for Series D which include, but are not limited to, those costs discussed in Note D below. However, to the extent that general and administrative costs incurred by Series D exceed 1.5% of Series D’s net asset value during the year (with a maximum of 1.25% attributable to other than legal and audit expenses) such amounts will be borne by the Managing Owner and its affiliates.

Management and Incentive Fees

Series D pays its Trading Advisor a management fee at an annual rate of 1.25% of the net asset value allocated to its management. The management fee is determined weekly and the sum of such weekly amounts is paid monthly. Series D also pays its Trading Advisor a quarterly incentive fee equal to 22% of such Trading Advisor’s “New High Net Trading Profits” (as defined in the advisory agreement). The incentive fee also accrues weekly.

Commissions

The Managing Owner and the Trust entered into a brokerage agreement with PEG to act as commodity broker for each Series whereby Series D pays a fixed fee for brokerage services rendered at an annual rate of 6% of Series D’s net asset value. The fee is determined weekly and the sum of such weekly amounts is paid monthly. Series D is also obligated to pay all floor brokerage expenses, give-up charges and NFA, clearing and exchange fees incurred in connection with Series D’s commodity trading activities.

D.  Related Parties

Series D reimburses the Managing Owner or its affiliates for services they perform for Series D, which include, but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; Investor communications; printing and other administrative services. However, to the extent that general and administrative expenses exceed 1.5% of Series D’s net asset value during the year (with a maximum of 1.25% attributable to other than legal and audit expenses) such amounts will be borne by the Managing Owner and its affiliates. Because general and administrative expenses exceeded such limitations, a portion of the expenses related to services the Managing Owner performed for Series D other than brokerage services, during the year ended December 31, 2003, 2002 and 2001 have been borne by the Managing Owner and its affiliates. Additionally, PEG or its affiliates paid the costs of organizing Series D and all costs of offering its Limited Interests.

The expenses incurred by Series D for services performed by the Managing Owner and its affiliates for Series D were:

	Year ended December 31,
	2003	2002	2001

Commissions	$1,038,846	$357,464	$262,448

General and administrative	72,240	73,616	65,701

	1,111,086	431,080	328,149

General and administrative expenses borne by the Managing Owner and its affiliates	(3,364)	(50,682)	(53,745)

	$1,107,722	$380,398	$274,404

Expenses payable to the Managing Owner and its affiliates (which are included in accrued expenses as on December 31, 2003 and 2002 were $56,185 and $4,880, respectively.

All of the proceeds of the offering of Series D are received in the name of Series D and are deposited in trading or cash accounts at PEG. Series D’s assets are maintained with PEG for margin purposes. Series D receives interest income on 100% of its average daily equity maintained in its accounts with PEG during each month at the 13-week Treasury bill discount rate.

Series D, acting through its Trading Advisor may execute over-the-counter, spot, forward and/or option foreign exchange transactions with PEG, PEG then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. (“PBGM”). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PEG and Series D pursuant to a line of credit PEG may require that collateral be posted against the marked-to-market positions of Series D.

E.  Income Taxes

There have been no differences between the tax basis and book basis of interest holders’ capital since inception of the Trust.

F.  Derivative Instruments and Associated Risks

Series D is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of Series D’s Investment activities (credit risk).

Market risk

Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of Series D’s net assets being traded. Significantly exceeds Series D’s future cash requirements since Series D intends to close out its open positions prior to settlement. As a result, Series D is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, Series D considers the “fair value” of its derivative instru -

ments to be the net unrealized gain or loss on the contracts. The market risk associated with Series D’s commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when Series D enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes Series D to unlimited risk.

Market risk is influenced by a wide variety of factors including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments Series D holds and the liquidity and inherent volatility of the markets in which Series D trades.

Credit risk

When entering into futures or forward contracts, Series D is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions entered into by Series D as PEG. Series D’s commodity broker, is the sole counterparty. Series D has entered into a master netting agreement with PEG and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of Series D’s contracts is the net unrealized gain included in the statements of financial condition, however, counterparty non-performance on only certain of Series D’s contracts may result in greater loss than non-performance on all of Series D’s contracts. There can be no assurance that any counterparty clearing member of clearinghouse will meet its obligations to Series D.

The Managing Owner attempts to minimize both credit and market risks by requiring Series D and its Trading Advisor to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the advisory agreement among Series D, the Managing Owner and the Trading Advisor. Series D shall automatically terminate the Trading Advisor if the net asset value allocated to the Trading Advisor declines by 40% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Trust Agreement of the Trust provides that Series D will liquidate its positions, and eventually dissolve. If Series D experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restorations (through modifications of trading limitations and policies) upon the trading activities of the Trading Advisor as it, in good faith, deems to be in the best interest of Series D.

PEG, when acting as Series D’s futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to Series D all assets of Series D relating to domestic futures trading and is not permitted to commingle such assets with other assets of PEG. At December 31, 2003 and 2002, such segregated assets totalled $7,657,278 and $2,584,851, respectively. Part 30.7 of the CFTC regulations also requires PEG to secure assets of Series D related to foreign futures trading which totalled $16,055,664 and $5,038,278 at December 31, 2003 and 2002, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2003, all of Series D’s open futures contracts mature within one year.

G.  Financial Highlights

	Year ended December 31,
	2003	2002

Performance per Interest

Net asset value, beginning of period	$93.17	$81.84

Net realized gain (loss) and change in net unrealized gain/loss on commodity transactions	38.81	18.01

Interest income	1.12	1.39

Net expenses	(15.01)	(8.07)

Net increase (decrease) for the period	24.92	11.33

Net asset value, end of period	$118.09	$93.17

Total return:

Total return before incentive fees	32.87%	13.94%

Incentive fees	(6.13)%	(0.10)%

Total return after incentive fees	26.74%	13.84%

Ratio to average net assets:

Net investment income before incentive fees**	(7.45)%	(7.61)%

Incentive fees	(6.13)	(0.10)

Net investment income after incentive fees	(13.58)%	(7.71)%

Interest income	1.05%	1.58%

Incentive fees	6.13%	0.10%

Other expenses	8.50%	9.19%

Total expenses	14.63%	9.29%

**	Represents interest income less total expenses (exclusive of incentive fees). The Managing Owner believes that the disclosure of the ratio of net investment income to average net assets as required under the AICPA Audit Guide For Investment Companies is not a meaningful or appropriate measure for Series D. The Managing Owner believes that the total return ratio is the appropriate ratio as it also considers Series D’s commodity trading gains/losses.

These financial highlights represent the overall results of Series D during 2003 and 2002. An individual limited owner’s actual results may differ depending on the timing of contributions and redemptions.

H.  Subsequent Event

On January 1, 2004, PEG, a wholly-owned subsidiary of PSG, transferred its Global Derivatives Division to PFD and Pru Global Securities, LLC, two other indirect wholly-owned subsidiaries of PSG. In connection with this transfer, PEG assigned its brokerage agreement with Series D to PFD, a properly qualified futures commission merchant.

I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II—Series D is accurate and complete.

PRUDENTIAL SECURITIES

FUTURES MANAGEMENT INC.

(Managing Owner)

/s/    RONALD J. IVANS

By: Ronald J. Ivans

Chief Financial Officer

WORLD MONITOR TRUST II—SERIES D

(a Delaware Business Trust)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

Preparation of the financial statements and related disclosures in compliance with accounting principles generally accepted in the United States of America requires the application of appropriate accounting rules and guidance, as well as the use of estimates. Series D’s application of these policies involves judgments and actual results may differ from the estimates used.

The Managing Owner has evaluated the nature and types of estimates that it makes in preparing Series D’s financial statements and related disclosures and has determined that the valuation of its investments which are not traded on a United States or Internationally recognized futures exchange involves a critical accounting policy. The values used by Series D for open forward positions are provided by its commodity broker, PEG, who uses market prices when available, while over-the-counter derivative financial instruments, principally forwards, options and swaps are valued based on the present value of estimated future cash flows that would be received from or paid to a third party in settlement of these derivative contracts prior to their delivery date.

As such, if actual results vary from estimates used, they are anticipated to not have a material impact on the financial statements and related disclosures.

Liquidity and Capital Resources

Series D commenced operations on March 13, 2000 with gross proceeds of $5,279,158 allocated to commodities trading. Additional contributions raised through the continuous offering from the sales of Interests for the year ended December 31, 2003 and 2002 and for the period from March 13, 2000 (commencement of operations) to December 31, 2003 resulted in additional gross proceeds to Series D of $12,881,381, $3,812,923 and $20,652,193, respectively.

Limited Interests in Series D may be redeemed on a weekly basis, but are subject to a redemption fee if transacted within one year of the effective date of purchase. Redemptions of Limited Interests for the years ended December 31, 2003 and 2002 and for the period from March 13, 2000 (commencement of operations) to December 31, 2003 were $1,435,264, $1,359,820 and $6,383,671, respectively. Redemptions of general interests for the year ended December 31, 2003 and for the period from March 13, 2000 (commencement of operations) to December 31, 2003 were $8,688 and $62,712, respectively. There were no redemptions of general interest for year ended December 31, 2002. Limited interests and general interests are sometimes collectively referred to as “Interests”. Additionally, Interests owned in any series of World Monitor Trust II (Series D, E or F) were exchangeable, without any charge, for Interests of one or more other series of World Monitor Trust II on a weekly basis for as long as Interests in those series were being offered to the public. World Monitor Trust—Series E and Series F are no longer offered to the public as those series substantially achieved their subscription maximums during June 2003 and July 2003 respectively. As such, Series D may no longer be exchanged for the other series. In addition, since July 2003, the offering of interests in Series D has been suspended. Accordingly, at this time, Interests may not be exchanged. Future contributions, redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

At December 31, 2003, 100% of Series D’s net assets were allocated to commodities trading. A significant portion of the net assets was held in cash, which was used as margin for trading in commodities. Inasmuch as the sole business of Series D is to trade in commodities, Series D continues to own such liquid assets to be used as margin. PEG credits Series D with interest income on 100% of its average daily equity maintained in its accounts with PEG during each month at the 13-week Treasury bill discount rate.

The commodities contracts are subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit fluctuations in certain commodity futures contract prices during a single day by regulations referred to as “daily limits.” During a single day no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent Series D from promptly liquidating its commodity futures positions.

Since Series D’s business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). Series D’s exposure to market risk is influenced by a number of factors including the volatility of Interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationships among the contracts held. The inherent uncertainty of Series D’s speculative trading, as well as the development of drastic market occurrences, could result in monthly losses considerably beyond Series D’s experience to date and could ultimately lead to a loss of all of substantially all of investors’ capital. The Managing Owner attempts to minimize these risks by requiring Series D and its Trading Advisor to abide by various trading limitations and policies, which include limiting margin amounts, trading only in liquid markets and permitting the use of stop loss provisions. See Note F to the financial statements for a further discussion on the credit and market risks associated with Series D’s futures and forward contracts.

Series D does not have, nor does it expect to have, any capital assets.

Off-Balance Sheet Arrangements and Contractual Obligations

As of December 31, 2003, Series D had not utilized special purpose entries to facilitate off-balance sheet financing arrangements and has no loan guarantee arrangements or off-balance sheet arrangements of any kind other than agreements entered into in the normal course of business which may include indemnification provisions related to certain risks services providers, such as our accountants, undertake in performing services which are in the best interests of Series D. While Series D’s exposure under such indemnification provisions can not be estimated, these general business indemnifications are not expected to have a material impact on Series D’s financial position.

Series D’s contractual obligations are with the Trading Advisor and its commodity broker. Payments made under Series D’s agreement with the Trading Advisor are at a fixed rate, calculated as a percentage of Series D’s “New High Net Trading Profits”. Management fee payments made to the Trading Advisor and commission payments to the commodity broker are calculated as a fixed percentage of Series D’s NAV’s. As such, the Managing Owner cannot anticipate the amount of payments that will be required under these agreements for future periods as NAV’s are not known until a future date. These agreements are effective for one-year terms, renewable automatically for additional one-year terms unless terminated. Additionally, these agreements may be terminated by either party for various reasons. For a further discussion on these payments, see Notes A & C of the Registrant’s 2003 Annual Report.

Results of Operations

The net asset value per Interest as of December 31, 2003 was $118.09, an increase of 26.74% from the December 31, 2002 net asset value per Interest of $93.17, which was on increase of 13.84% from the December 31, 2001 net asset value per Interest of $81.84. The CISDM Fund/Pool Qualified Universe Index (formerly known as the Zurich Fund/Pool Qualified Universe Index) returned 12.17% and 11.99% for the years ended December 31, 2003 and 2002, respectively. The CISDM Fund/Pool Qualified Universe Index is the dollar weighted, total return of all commodity pools tracked by Managed Accounts Reports, LLC. Past performance is not necessarily indicative of future results.

Series D had trading gains (losses) before commissions and related fees of $6,394,000, $1,218,000 and $(221,000) for the years ended December 31, 2003, 2002 and 2001, respectively. Due to the nature of Series D’s trading activities a period to period comparison of its trading results is not meaningful.

Trading profits in 2003 for Series D were the result of gains in the currencies, metals, interest rates and indices sectors.

Currencies:  Perceptions of a quick success in Iraq boosted the U.S. dollar versus many foreign currencies early in 2003. As uncertainty crept in, the euro topped U.S. $1.10 for the first time in nearly four years amid concerns that the war would disrupt the U.S. economy and the U.S. dollar ended the first quarter down against the euro and the Japanese yen. The U.S. dollar continued to move sharply lower against most major currencies during the second quarter. The reversal of the U.S.’s strong dollar policy by Treasury Secretary Snow led to a 4.5-year low against the Swiss franc, and a 33-month low against the Japanese yen. Despite the strong global economic growth exhibited in the third quarter, the U.S. dollar began a new significant decline against both the euro and yen in the fourth quarter with the U.S. dollar reaching a three-year low against the Japanese yen and an 11-year low against the British pound. The weakened dollar played a major role in the markets throughout 2003. The Iraq War, growing U.S. federal deficits, and weak job market led to a 17% depreciation of the dollar against the euro for the year with 7.5% drop over the last quarter. Series D’s biggest currency position throughout the year was short the U.S. dollar. This resulted in considerable gains being short the U.S. dollar vs. Australian dollar, Canadian dollar, the Euro, and the Japanese Yen.

Metals:  Throughout 2003, metal prices have risen by between approximately 15% and 115% on the back of increased world demand and concerns about poor global inventory levels. Investors and speculators purchased precious metals as a way to hedge against the declining dollar. Gold crossed the threshold of $400 an ounce for the first time in seven years while silver reached a five and a half-year high and increased 24% for the year. China’s voracious appetite for industrial metals moved prices up and copper reached a six-year high due to short-term supply disruptions. Long positions in the gold and copper markets contributed positive returns to Series D in 2003.

Interest rates:  The U.S. Federal Reserve (the “Fed”) left the federal funds rate unchanged at a 41-year low of 1.25% at both the January and March meetings. In mid-March, initial optimism for the Coalition Forces’ success in Iraq resulted in a shift by investors to junk bonds and stocks, marking the worst setback for the U.S. Treasury markets in 18 months. The European Central Bank cut interest rates by 0.25% in the beginning of March, which, coupled with weak global economic growth prospects, resulted in the strengthening of European bond prices. In June, the market reacted with disappointment to the Fed’s 0.25% cut in short-term interest rates and as a result, intermediate and long-term rates rose. Concern about deteriorating public finances in most large economies and a renewed interest in equities, resulted in falling bond prices throughout the quarter and the subsequent rising of long-term rates. As a result of improved world growth, global bond yields began low at the beginning of the third quarter and rose in every major developed bond market, with Japanese bonds experiencing the greatest rise in yields. The majority of damage occurred in July as U.S. Treasuries posted their worst monthly return in more than two decades when investors shifted their allocations from bonds to stocks on the basis of stronger economic data. Government bonds under performed in the fourth quarter as investors sought riskier assets due to gains in GDP, consumer confidence, manufacturing and employment. The Fed maintained its target for the federal funds rate at one percent at its October and December meetings. European and Asian Central Banks followed suit. The threat of increased interest rates depressed bond prices as the improved global economy created upward pressure resulting in market fluctuations and increased volatility. The interest rate markets showed fewer opportunities in 2003 for Series D. Long positions in the Japanese Government Bond resulted in profits for Series D but these were offset by losses in long positions in European bonds and the U.S. 10-year bond. Overall the interest rate sector contributed minimal profits to Series D for 2003.

Indices:  Major global equity markets rallied early in the first quarter of 2003, but slid on fears of the impending war with Iraq, possible terrorism attacks and international political conflict. Markets recovered to surge ahead in the second quarter due to the easing of geopolitical tension, massive short covering, excess liquidity, some positive first quarter earnings reports, and economic recovery. Stronger corporate earnings, growth in capital and consumer spending, a weak U.S. dollar, and low interest rates boosted stock prices and resulted in continued gains through the second half of the year. All three major U.S. market gauges made double-digit gains to end the year in solidly positive territory for the first time since 1999. The Dow Jones Industrial Average was up 25.3%, NASDAQ up 50% and the S&P 500 up 26.4%. Global markets also revived in 2003 with the biggest gains in Latin America and Asia. Series D realized a slight loss in the global indices as short positions in the S&P 500 and FTSE 100 were offset by long positions in the Hang Seng Index.

The overall fluctuation in average net asset levels have led to variation in interest earned, commissions and management fees incurred by Series D, which are principally based on the level of net assets. Series D’s average net asset levels were greatly higher during the year ended December 31, 2003 as compared to 2002, primarily from significant contributions and favorable trading performance throughout 2003 offset, in part, by redemptions during 2003. Series D’s average net asset levels were considerably higher during the year ended December 31, 2002 as compared to 2001, primarily from contributions and favorable trading performance offset, in part, by redemptions during 2002.

Interest income is earned on the average daily equity maintained in its accounts with PEG at the 13-week Treasury bill discount rate and, therefore, varies weekly according to interest rates, trading performance, contributions and redemptions. Interest income increased $86,000 for the year ended December 31, 2003 as compared to 2002 and decreased $67,000 for the year ended December 31, 2002 as compared to 2001. The increases were primarily due to the significant increase in Series D’s net asset levels offset, by declining interest rates throughout 2003. The decrease was primarily due to declining interest rates. In addition, the fluctuation in average net asset levels, as discussed above, affected the amount of interest income earned.

Commissions are calculated on Series D’s net asset level at the end of each week and, therefore, vary according to weekly trading performance, contributions and redemptions. Other transaction fees consist of National Futures Association, exchange and clearing fees, as well as floor brokerage costs and give-up charges, which are based on the number of trades the Trading Advisor executes, as well as which exchange, clearing firm or bank on, or through, which the contract is traded. Commissions and other transaction fees increased $708,000 for the year ended December 31, 2003 as compared to 2002 and increased $95,000 for 2002 as compared to the 2001 due to the fluctuation in net asset levels as discussed above.

All trading decisions for Series D are made by the Trading Advisor. Management fees are calculated on Series D’s net asset value at the end of each week and, therefore, are affected by weekly trading performance, contributions and redemptions. Management fees increased $144,000 for the year ended December 31, 2002 as compared to 2002 and increased $20,000 for 2002 as compared to 2001 due to the fluctuation in average net asset levels as discussed above.

Incentive fees are based on the “New High Net Trading Profits” generated by the trading Advisor, as defined in the advisory agreement among Series D, the Managing Owner and the Trading Advisor. Incentive fees were $1,041,000 and $6,000 for the year ended December 31, 2003 and 2002. There were no incentive fees earned for the year ended December 31, 2001.

General and administrative expenses for the years ended December 31, 2003, 2002 and 2001 were $143,000, $140,000 and $120,000, respectively. These expenses include accounting, audit, tax, and legal fees, as well as printing and postage costs related to reports sent to limited owners and are before reimbursement of costs incurred by the Managing Owner on behalf of Series D. To the extent that general and administrative expenses exceed 1.5% of Series D’s net asset value during the year (with a minimum of 1.25% attributable to other than legal and audit expenses) such amounts are borne by the Managing Owner and its affiliates. Because applicable expenses exceeded these limits, a portion of the expenses has been borne by the Managing Owner and its affiliates, resulting in a net cost to Series D of $140,000, $89,000 and $66,000, respectively.

Inflation

Inflation has had no material impact on operations or on the financial condition of Series D from inception through December 31, 2003.

OTHER INFORMATION

The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2003, was $104.

Series D’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

World Monitor Trust II—Series D/0TH

Peck Slip Station

P.O. Box 2303

New York, New York 10273-0005