Form 10-K, Exhibit 13
period 2005-12-31
WORLD MONITOR TRUST II SERIES D
filed 2006-03-31
CIK 1090697

WORLD MONITOR TRUST II – SERIES D

ANNUAL REPORT

December 31, 2005

WORLD MONITOR TRUST II – SERIES D

WORLD MONITOR TRUST II – SERIES D

AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the best of the knowledge and belief of the undersigned, the information contained in the Annual Report for the year ended December 31, 2005 is accurate and complete.

Kenneth A. Shewer, Co-Chief Executive Officer
Preferred Investment Solutions Corp.
Managing Owner
WORLD MONITOR TRUST II – SERIES D

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

World Monitor Trust II – Series D

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of World Monitor Trust II – Series D as of December 31, 2005, and the related statements of operations and changes in trust capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the years ended December 31, 2004 and 2003, including the condensed schedule of investments for 2004, were audited by other auditors whose reports dated March 25, 2005 and January 23, 2004, respectively, expressed unqualified opinions on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2005 financial statements referred to above present fairly, in all material respects, the financial position of World Monitor Trust II – Series D at December 31, 2005, and the results of its operations and changes in its trust capital for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 29, 2006

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

/s/ PricewaterhouseCoopers LLP

New York, New York
January 23, 2004

WORLD MONITOR TRUST II – SERIES D

STATEMENTS OF FINANCIAL CONDITION

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash in commodity trading accounts	$17,392,437	$20,602,062
Net unrealized (loss) on open futures contracts	(324,964)	(51,132)
Interest receivable	52,484	0
Accounts receivable	21,209	0

Total assets	$17,141,166	$20,550,930

LIABILITIES
Accrued expenses	$58,975	$100,345
Commissions and other transaction fees payable	108,085	117,814
Management fees payable	21,448	24,373
Incentive fees payable	0	201,569
Redemptions payable	145,612	2,905

Total liabilities	334,120	447,006

TRUST CAPITAL
Limited interests (139,978.200 and 160,882.554 interests outstanding) at December 31, 2005 and 2004	16,631,085	19,899,955
Managing Owner interests (1,481.000 and 1,649.002 interests outstanding) at December 31, 2005 and 2004	175,961	203,969

Total trust capital	16,807,046	20,103,924

Total liabilities and trust capital	$17,141,166	$20,550,930

See accompanying notes.

WORLD MONITOR TRUST II – SERIES D

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2005 and 2004

	2005		2004
Futures Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures contracts purchased:
Commodities	1.33%	$223,600	(0.23)%	$(47,602)
Currencies	(2.54)%	(426,481)	1.28%	257,854
Interest rates	0.13%	21,537	0.04%	7,670
Stock indices	0.10%	17,229	0.27%	54,552

Net unrealized gain (loss) on futures contracts purchased	(0.98)%	(164,115)	1.36%	272,474

Futures contracts sold:
Commodities	(0.14)%	(23,175)	0.00%	0
Currencies	1.43%	239,714	(1.05)%	(211,334)
Interest rates	(1.95)%	(327,293)	(0.45)%	(91,100)
Stock indices	(0.30)%	(50,095)	(0.11)%	(21,172)

Net unrealized (loss) on futures contracts sold	(0.96)%	(160,849)	(1.61)%	(323,606)

Net unrealized (loss) on futures contracts	(1.94)%	$(324,964)	(0.25)%	$(51,132)

See accompanying notes.

WORLD MONITOR TRUST II – SERIES D

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
REVENUES
Realized	$806,116	$2,678,741	$6,364,047
Change in unrealized	(273,832)	(213,166)	30,088
Interest income	564,701	271,513	178,918

Total revenues	1,096,985	2,737,088	6,573,053

EXPENSES
Brokerage commissions and other transaction fees	1,258,942	1,302,659	1,086,391
General and administrative	82,984	172,235	143,361
Management fees	240,331	255,977	218,216
Incentive fees	226,162	178,704	1,040,654

Total expenses	1,808,419	1,909,575	2,488,622

General and administrative expenses borne by the Managing Owner and its affiliates	(21,209)	0	(3,364)

Net expenses	1,787,210	1,909,575	2,485,258

NET INCOME (LOSS)	$(690,225)	$827,513	$4,087,795

NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND MANAGING OWNER INTEREST
Net income (loss) per weighted average limited and Managing Owner interest	$(4.48)	$4.75	$25.74

Weighted average number of limited and Managing Owner interests outstanding	153,922	174,170	158,820

See accompanying notes.

WORLD MONITOR TRUST II – SERIES D

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2005, 2004 and 2003

	Interests	Limited Interests	Managing Owner Interests	Total
Trust capital at December 31, 2002	80,636.725	$7,429,420	$83,853	$7,513,273
Contributions	127,970.107	12,771,600	109,781	12,881,381
Redemptions	(13,510.147)	(1,435,264)	(8,688)	(1,443,952)
Net income for the year ended December 31, 2003		4,042,358	45,437	4,087,795

Trust capital at December 31, 2003	195,096.685	22,808,114	230,383	23,038,497
Redemptions	(32,565.129)	(3,727,450)	(34,636)	(3,762,086)
Net income for the year ended December 31, 2004		819,291	8,222	827,513

Trust capital at December 31, 2004	162,531.556	19,899,955	203,969	20,103,924
Redemptions	(21,072.356)	(2,586,046)	(20,607)	(2,606,653)
Net (loss) for the year ended December 31, 2005		(682,824)	(7,401)	(690,225)

Trust capital at December 31, 2005	141,459.200	$16,631,085	$175,961	$16,807,046

Net Asset Value per Limited and Managing Owner Interest December 31,
2005	2004	2003
$118.81	$123.69	$118.09

See accompanying notes.

WORLD MONITOR TRUST II – SERIES D

NOTES TO FINANCIAL STATEMENTS

Note 1.	ORGANIZATION

A.	General Description of the Trust

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

WORLD MONITOR TRUST II – SERIES D

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1.	ORGANIZATION (CONTINUED)

C.	The Offering (Continued)

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

Redemptions are permitted on a weekly basis.

WORLD MONITOR TRUST II – SERIES D

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1.	ORGANIZATION (CONTINUED)

E.	Exchanges, Redemptions and Termination (Continued)

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

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded, and receives interest on all cash balances held by the clearing brokers at prevailing rates.

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

C.	Profit and Loss Allocations and Distributions

Series D allocates profits and losses for both financial and tax reporting purposes to its Interest holders weekly on a pro rata basis based on each owner’s interests outstanding during the week. Distributions (other than redemptions of Interests) may be made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital balances of the Interest holders. The Managing Owner has not and does not presently intend to make any distributions.

D.	Foreign Currency Transaction

Series D’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Note	3. FEES

A.	Organizational and General and Administrative Costs

PEG or its affiliates paid the costs of organizing Series D and offering its Limited Interests and continued to pay the administrative costs incurred by the Managing Owner or its affiliates for services they performed for Series D through September 30, 2004. Effective October 1, 2004, Preferred may engage third parties to perform such services for Series D. These services will be paid for by Preferred to the extent they are not reimbursable by Series D. Administrative costs include, but are not limited to, those costs discussed in Note 4 below. During 2005, Preferred was reimbursed for $14,797 in administrative costs incurred by Preferred on behalf of Series D.

Routine legal, audit, postage, and other routine third party administrative costs are paid by Series D. To the extent that general and administrative costs incurred by Series D exceed 1.5% of Series D’s net asset value during the year (with a maximum of 1.25% attributable to other than legal and audit expense) such amounts will be borne by the Managing Owner and its affiliates. During 2005, legal and audit expense exceeded .25%, and Preferred will pay the excess cost of legal and audit above .25% of average Fund assets in 2005.

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

Prior to October 1, 2004, Series D reimbursed the Managing Owner or its affiliates for services they performed for Series D, which included, but were not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing, and other administrative services. However, to the extent that general and administrative expenses exceeded 1.5% of Series D’s net asset value during the year (with a maximum of 1.25% attributable to other than legal and audit expenses) such amounts were borne by the Managing Owner and its affiliates. Because general and administrative expenses exceeded such limitations, a portion of the expenses related to services the Managing Owner performed for Series D other than brokerage services, during the years ended December 31, 2005 and December 31, 2003 were borne by the Managing Owner and its affiliates. Additionally, PEG or its affiliates paid the costs of organizing and offering Series D Interests.

WORLD MONITOR TRUST II – SERIES D

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 4.	RELATED PARTIES (CONTINUED)

The expenses incurred by Series D for services performed by the Managing Owner and its affiliates for Series D were:

	2005	2004	2003
Commissions	$1,155,006	$1,228,870	$1,038,846
General and administrative	14,797	41,182	72,240

	1,169,803	1,270,052	1,111,086
General and administrative expenses borne by the Managing Owner and its affiliates	(21,209)	0	(3,364)

	$1,148,594	$1,270,052	$1,107,722

Expenses payable to the Managing Owner and its affiliates (which are included in accrued expenses) as on December 31, 2005 and 2004 were $103,091 and $117,814, respectively.

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

Series D, acting through its Trading Advisor may execute over-the-counter, spot, forward and/or option foreign exchange transactions with its broker (PEG through December 31, 2003, PFD effective January 1, 2004) through June 30, 2005. Starting July 1, 2005, UBS AG and UBS Securities LLC became the broker. The respective broker engages in back-to-back trading with an affiliate UBS AG. UBS AG attempts to each a profit on such transactions. The broker may require that collateral be posted against the marked-to-market positions of Series D.

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

Series D’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to Series D all assets of Series D relating to domestic futures trading and is not permitted to commingle such assets with its other assets. At December 31, 2005 and 2004, such segregated assets totaled $15,990,530 and $4,788,606, respectively. Part 30.7 of the CFTC regulations also requires Series D’s futures commission merchant to secure assets of Series D related to foreign futures trading which totaled $1,072,204 and $15,762,324 at December 31, 2005 and 2004, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2005, all of Series D’s open futures contracts mature within one year.

WORLD MONITOR TRUST II – SERIES D

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7.	FINANCIAL HIGHLIGHTS

The following information presents performance per interest data and other supplemental financial data for the years ended December 31, 2005, 2004 and 2003. This information has been derived from information presented in the financial statements.

	2005	2004	2003
Per Interest Performance
(for an interest outstanding throughout the entire year)

Net asset value per interest at beginning of year	$123.69	$118.09	$93.17

Net realized gain and change in net realized gain on commodity transactions (1)	3.06	15.00	38.81
Interest income (1)	3.67	1.56	1.12
Expenses (1)	(11.61)	(10.96)	(15.01)

Net increase/(decrease) for the year	(4.88)	5.60	24.92

Net asset value per interest at end of year	$118.81	$123.69	$118.09

Total Return
Total return before incentive fees	(2.77)%	5.62%	32.87%
Incentive fees	(1.18)%	(0.88)%	(6.13)%

Total return after incentive fees	(3.95)%	4.74%	26.74%

Supplemental Data
Ratios to average net asset value:
Net investment (loss) before incentive fees (2)	(5.20)%	(7.15)%	(7.45)%
Incentive fees	(1.18)%	(0.88)%	(6.13)%

Net investment (loss) after incentive fees	(6.38)%	(8.03)%	(13.58)%

Interest income	2.95%	1.33%	1.05%

Incentive fees	1.18%	0.88%	6.13%
Other expenses	8.15%	8.48%	8.50%

Total expenses	9.33%	9.36%	14.63%

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