Form 10-K, Exhibit 13
period 2006-12-31
WORLD MONITOR TRUST II SERIES D
filed 2007-03-30
CIK 1090697

WORLD MONITOR TRUST II – SERIES D

ANNUAL REPORT

December 31, 2006

WORLD MONITOR TRUST II – SERIES D

The financial statements are comprised of Section I, containing the financial statements of World Monitor Trust II – Series D as of December 31, 2006 and 2005, and for the years ended December 31, 2006, 2005 and 2004, and Section II, containing the financial statements of WMT Campbell Pool L.L.C. as of December 31, 2006 and 2005 and for the period December 6, 2004 (commencement of operations) to December 31, 2004.

SECTION I

PAGES
Report of Independent Registered Public Accounting Firm – Deloitte & Touche LLP	1
Report of Independent Registered Public Accounting Firm – Arthur F. Bell, Jr. & Associates, L.L.C.	2
Financial Statements
Statements of Financial Condition	3
Condensed Schedules of Investments	4
Statements of Operations	5
Statements of Changes in Trust Capital	6
Notes to Financial Statements	7 –15

SECTION II

Financial statements of WMT Campbell Pool L.L.C. as of

December 31, 2006 and 2005 and for the years ending December 31, 2006 and 2005 and for the period December 6, 2004 (commencement of operations) to December 31, 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

World Monitor Trust II – Series D

We have audited the accompanying statements of financial condition, including the condensed schedule of investments, of World Monitor Trust II – Series D (the “Trust”) as of December 31, 2006 and 2005, and the related statements of operations and changes in trust capital for the two years in the period then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The statement of operations and statement of changes in trust capital for the year ended December 31, 2004 were audited by another auditor whose report dated March 25, 2005 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Monitor Trust II – Series D at December 31, 2006 and 2005, and the results of its operations and changes in its trust capital for the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

March 28, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

World Monitor Trust II – Series D

We have audited the accompanying statements of operations and changes in trust capital of World Monitor Trust II – Series D for the year ended December 31, 2004. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and changes in trust capital of World Monitor Trust II – Series D for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland
March 25, 2005

WORLD MONITOR TRUST II – SERIES D

STATEMENTS OF FINANCIAL CONDITION

December 31, 2006 and 2005

	2006	2005
ASSETS
Cash in commodity trading accounts	$80,470	$17,392,437
Net unrealized (loss) on open futures contracts	0	(324,964)
Interest receivable	0	52,484
Accounts receivable	194,404	21,209
Investment in WMT Campbell Pool L.L.C. (99.98 % and 0.00 % of net asset value, respectively)	13,237,677	0

Total assets	$13,512,551	$17,141,166

LIABILITIES
Accrued expenses	$35,397	$58,975
Commissions and other transaction fees payable	78,905	108,085
Management fees payable	0	21,448
Redemptions payable	5,630	145,612
Incentive fees payable	153,034	0

Total liabilities	272,966	334,120

TRUST CAPITAL
Limited interests (109,398.081 and 139,978.200 interests outstanding) at December 31, 2006 and 2005, respectively.	13,109,447	16,631,085
Managing Owner interests (1,086.002 and 1,481.000 interests outstanding) at December 31, 2006 and 2005, respectively.	130,138	175,961

Total trust capital	13,239,585	16,807,046

Total liabilities and trust capital	$13,512,551	$17,141,166

Net Asset Value per Limited and Managing Owner Interest
December 31,
2006	2005	2004
$119.83	$118.81	$123.69

See accompanying notes.

WORLD MONITOR TRUST II – SERIES D

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2006 and 2005

	2006		2005
Futures Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures contracts purchased:
Commodities	0.00%	$0	1.33%	$223,600
Currencies	0.00%	0	(2.54)%	(426,481)
Interest rates	0.00%	0	0.13%	21,537
Stock indices	0.00%	0	0.10%	17,229

Net unrealized gain (loss) on futures contracts purchased	0.00%	0	(0.98)%	(164,115)

Futures contracts sold:
Commodities	0.00%	0	(0.14)%	(23,175)
Currencies	0.00%	0	1.43%	239,714
Interest rates	0.00%	0	(1.95)%	(327,293)
Stock indices	0.00%	0	(0.30)%	(50,095)

Net unrealized (loss) on futures contracts sold	0.00%	0	(0.96)%	(160,849)

Net unrealized (loss) on futures contracts	0.00%	$0	(1.94)%	$(324,964)

See accompanying notes.

WORLD MONITOR TRUST II – SERIES D

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
NET INCOME (LOSS) FROM TRUST OPERATIONS:
REVENUES
Realized	$(179,800)	$806,116	$2,678,741
Change in unrealized	324,964	(273,832)	(213,166)
Interest income	582,147	564,701	271,513

Total revenues	727,311	1,096,985	2,737,088

EXPENSES
Brokerage commissions and other transaction fees	998,966	1,258,942	1,302,659
General and administrative	125,449	82,984	172,235
Management fees	161,348	240,331	255,977
Incentive fees	154,107	226,162	178,704

Total expenses	1,439,870	1,808,419	1,909,575

General and administrative expenses borne by the Managing Owner and its affiliates	(19,796)	(21,209)	0

Net expenses	1,420,074	1,787,210	1,909,575

NET INCOME (LOSS) FROM TRUST OPERATIONS	(692,763)	(690,225)	827,513

NET INCOME ALLOCATED FROM WMT CAMPBELL POOL L.L.C.:
REVENUES
Realized	549,046	0	0
Change in unrealized	385,105	0	0
Interest income	139,725	0	0

Total revenues	1,073,876	0	0

EXPENSES
Brokerage commissions and other transaction fees	9,135	0	0
Management fee	55,744	0	0

Total expenses	64,879	0	0

NET INCOME ALLOCATED FROM WMT CAMPBELL POOL L.L.C.	1,008,997	0	0

NET INCOME	$316,234	$(690,225)	$827,513

NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND MANAGING OWNER INTEREST
Net income (loss) per weighted average Limited and Managing Owner interest	$2.53	$(4.48)	$4.75

Weighted average number of Limited and Managing Owner interests outstanding	124,811	153,922	174,170

See accompanying notes.

WORLD MONITOR TRUST II – SERIES D

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2006, 2005 and 2004

	Interests	Limited Interests	Managing Owner Interests	Total
Trust capital at December 31, 2003	195,096.685	$22,808,114	$230,383	$23,038,497
Redemptions	(32,565.129)	(3,727,450)	(34,636)	(3,762,086)
Net income for the year ended December 31, 2004		819,291	8,222	827,513

Trust capital at December 31, 2004	162,531.556	19,899,955	203,969	20,103,924
Redemptions	(21,072.356)	(2,586,046)	(20,607)	(2,606,653)
Net loss for the year ended December 31, 2005		(682,824)	(7,401)	(690,225)

Trust capital at December 31, 2005	141,459.200	16,631,085	175,961	16,807,046
Redemptions	(30,975.117)	(3,835,511)	(48,184)	(3,883,695)
Net income for the year ended December 31, 2006		313,873	2,361	316,234

Trust capital at December 31, 2006	110,484.083	$13,109,447	$130,138	$13,239,585

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

The term (“Managing Owner”), as used herein, refers to Prudential Securities Futures Management Inc. (“PSFM”) up to September 30, 2004. As of October 1, 2004, Preferred Investment Solutions Corp. (“Preferred”) acquired from Prudential Securities Group Inc. (“PSG”) all of the outstanding stock of PSFM. Immediately after such acquisition, PSFM was merged with and into Preferred. Accordingly, as of October 1, 2004 all of the board of directors and officers of PSFM resigned. Following Preferred’s acquisition of PSFM and its merger with and into Preferred, Preferred became the successor Managing Owner of Series D.

Effective October 13, 2006, World Monitor Trust II Series D (“Series D”) contributed its net assets to WMT Campbell Pool L.L.C (the “Company”) and received a voting membership interest in the Company. The Company was formed to function as an aggregate trading vehicle. The sole members of the Company are Series D and World Monitor Trust II– Series F (“Series F”). Preferred is the Managing Owner of the Company and has been delegated administrative authority over the operations of the Company. The Company engages in the speculative trading of futures and forwards contracts. The financial statements of the Company, including the condensed schedule of investments, are included in Section II of these financial statements and should be read in conjunction with Series D’s financial statements

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

Up to $50,000,000 of limited interests in each Series (“Limited Interests”) were being offered (totaling $150,000,000) (“Subscription Maximum”) until each Series’ Subscription Maximum was met either through sale or exchange or until the Managing Owner suspended the offering of Limited Interests as discussed below. Interests were offered to investors who met certain established suitability standards, with a minimum initial subscription of $5,000 ($2,000 for an individual retirement account), although the minimum purchase for any single Series was $1,000. General Interests were also sold exclusively to the Managing Owner. Limited Interests and General Interests are sometimes collectively referred to as “Interests”.

WORLD MONITOR TRUST II – SERIES D

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION (CONTINUED)

C.	The Offering (Continued)

Initially, the Limited interests for each Series were offered for a period of up to 180 days after the date of the Prospectus (“Initial Offering Period”) at $100 per interest. The subscription minimum of $5,000,000 for each Series was reached during the Initial Offering Period permitting Series D, E and F to commence trading operations. The Registrant completed its initial offering on March 13, 2000 with gross proceeds of $5,279,158, which was fully allocated to commodities trading. Until the Subscription Maximum for each Series was reached, each Series’ Limited Interests was be offered on a weekly basis at the then current net asset value per Interest (“Continuous Offering Period”). During the Continuous Offering Period through December 31, 2003, Series D raised additional gross proceeds of $20,652,193 from the sales of Interests. Series E and Series F were offered until they substantially achieved their Subscription Maximum during June 2003 and July 2003, respectively. In addition, since July 2003, the weekly offering of interest in Series D has been suspended. Accordingly, at this time, interests in Series D may not be offered or exchanged.

The Managing Owner is required to maintain at least 1% interest in the capital, profits and losses of each Series so long as it is acting as the Managing Owner.

D.	The Trading Advisor

Each Series has its own independent commodity trading advisor that makes that Series’ trading decisions. The Managing Owner, on behalf of Series D, entered into an advisory agreement with Bridgewater Associates, Inc. (the “Trading Advisor”) to make the trading decisions for Series D. The advisory agreement was terminated on October 13, 2006 at the discretion of the Managing Owner. Effective, October 13, 2006 the Managing Owner allocated 100% of the assets of Series D to an investment in the Company.

E.	Exchanges, Redemptions and Termination

Interests owned in one series of the Trust (Series D, E or F) were exchangeable, without any charge, for Interests of one or more other Series on a weekly basis as long as Limited Interests in those Series were being offered to the public. Exchanges were made at the applicable Series’ then current net asset value per Interest as of the close of business on the Friday immediately preceding the week in which the exchange request was effected. The exchange of Interests was treated as a redemption of Interests in one Series (with the related tax consequences) and the simultaneous purchase of Interests in the other Series. Series E and Series F are no longer offered to the public as those series substantially achieved their subscription maximums during June 2003 and July 2003, respectively. In addition, since July 2003, the offering of interests in Series D has been temporarily suspended, as further discussed in Note A. Accordingly, at this time, Interests may not be exchanged. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

Redemptions are permitted on a weekly basis.

WORLD MONITOR TRUST II – SERIES D

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION (CONTINUED)

E.	Exchanges, Redemptions and Termination (Continued)

In the event that the estimated net asset value per Interest of a Series at the end of any business day, after adjustments for distributions and redemptions, declines by 50% or more since the commencement of trading activities or the first day of a fiscal year, the Series will automatically terminate.

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

The weighted average number of Limited and General Interests outstanding was computed for purposes of disclosing net income / (loss) per weighted average Limited and General Interest. The weighted average Limited and General Interests are equal to the number of Interests outstanding at year end, adjusted proportionately for Interests redeemed based on their respective time outstanding during such period.

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

The SEC Staff Accounting Bulletin 108 (“SAB 108”) “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements”, which provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. It is effective for the first annual period ending after November 15, 2006. Preferred as Managing Owner of Series D has evaluated the impact, if any, the implementation of SAB 108 may have on its financial statements. In Preferred’s opinion, no material unrecorded misstatements are in existence as of December 31, 2006 that would require a cumulative effect adjustment to the financial statements.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that Series D recognize in its financial statements, the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Preferred as Managing Owner of Series D has evaluated the impact of adopting FIN 48 on Series D’s financial statements. In Preferred’s opinion as of December 31, 2006, FIN 48 has no material impact on Series D, as Series D’s tax position is based on established tax precedence for the tax treatment of investment partnerships as flow through tax entities.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. Series D is currently evaluating the impact of adopting SFAS No. 157 on its financial statements. At this time, the impact to Series D’s financial statements has not been determined.

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded Series D receives interest on all cash balances held by the clearing brokers at prevailing rates.

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

WORLD MONITOR TRUST II – SERIES D

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

C.	Investment in WMT Campbell Pool L.L.C.

The investment in the Company is reported in Series D’s statement of financial condition at the net asset value as reported by the Company. Series D records its proportionate share of the Company’s income or loss in the statement of operations. Valuation of futures contracts by the Company is discussed in the notes to the Company’s financial statements included in Section II of this report.

D.	Profit and Loss Allocations and Distributions

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

E.	Foreign Currency Transaction

Series D’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in operations currently.

Note 3. FEES

A.	Organizational and General and Administrative Costs

Prudential Equity Group Inc. (“PEG”) or its affiliates paid the costs of organizing Series D and offering its Limited Interests and continued to pay the administrative costs incurred by the Managing Owner or its affiliates for services they performed for Series D through September 30, 2004.

For the period October 1, 2004 to December 31, 2004, Preferred paid all administrative costs for services it performed for Series D. Under the WMT Campbell Pool L.L.C. Organization Agreement, Preferred may allocate administrative costs of the Company to Series D. Other administrative costs include, but are not limited to, those costs discussed in Note 4 below.

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

Series D paid its Trading Advisor a management fee at an annual rate of 1.25% of Series D’s net asset value allocated to its management up to October 13, 2006. The management fee was determined weekly and the sum of such weekly amounts was paid monthly to the Trading Advisor. Series D also paid its Trading Advisor a quarterly incentive fee equal to 22% of such Trading Advisor’s “New High Net Trading Profits” (as defined in the advisory agreement) up to October 13, 2006. The incentive fee was accrued weekly and paid quarterly.

WORLD MONITOR TRUST II – SERIES D

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 3. FEES (CONTINUED)

B.	Management and Incentive Fees (Continued)

Effective with Series D’s investment in the Company on October 13, 2006, Series D is allocated its proportionate share of the Company’s management fees on a pro rata basis based on Series D’s pro rata capital in the Company. Incentive fees are based on each partner’s profit and loss, net of any loss carry forward, at each partner’s respective fund level.

C.	Commissions

Prior to January 1, 2004, PSFM as Managing Owner and the Trust entered into a brokerage agreement with PEG to act as commodity broker for each Series whereby Series D pays a fixed fee for brokerage services rendered at an annual rate of 6% of Series D’s net asset value. The fee is determined weekly and the sum of such weekly amounts is paid monthly. Series D is also obligated to pay all floor brokerage expenses, give-up charges and NFA, clearing and exchange fees incurred in connection with Series D’s commodity trading activities.

On January 1, 2004, PEG, a wholly owned subsidiary of PSG, transferred its Global Derivatives Division to Prudential Financial Derivatives LLC (“PFD”) and Pru Global Securities, LLC, two other indirect wholly-owned subsidiaries of PSG. In connection with this transfer, PEG assigned its brokerage agreement with Series D to PFD, a properly qualified futures commission merchant.

On October 1, 2004, an agreement was executed between Preferred and PFD which amended and restated the brokerage commissions which were previously paid to PFD, excluding transaction fees which will be paid to PFD. The agreement incorporates the previous PFD brokerage agreement’s terms, including the total fees paid by Series D.

Effective with Series D’s investment in the Company on October 13, 2006, Series D is allocated its proportionate share of the Company’s PFD transaction based fees on a pro rata basis based on Series D’s pro rata capital in the Company. Series D continues to pay a fixed fee equal to 6% of its net asset value directly to the Managing Owner.

Note 4. RELATED PARTIES

Series D reimburses the Managing Owner or its affiliates for services they perform for Series D, which include, but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing, and other administrative services. However, to the extent that general and administrative expenses exceeded 1.5% of Series D’s net asset value during the year (with a maximum of 1.25% attributable to other than legal and audit expenses) such amounts are borne by the Managing Owner and its affiliates. Because general and administrative expenses exceeded such limitations in 2006 and 2005, a portion of the expenses related to services provided by the Managing Owner for Series D, during the years ended December 31, 2006 and December 31, 2005 were borne by the Managing Owner and its affiliates.

WORLD MONITOR TRUST II – SERIES D

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 4. RELATED PARTIES (CONTINUED)

The expenses incurred by Series D for services performed by the Managing Owner and its affiliates for Series D were:

	2006	2005	2004
Commissions	$943,016	$1,155,006	$1,228,870
General and administrative	25,180	14,797	41,182

	968,196	1,169,803	1,270,052
General and administrative expenses borne by the Managing Owner and its affiliates	(19,796)	(21,209)	0

	$948,400	$1,148,594	$1,270,052

Expenses payable to the Managing Owner and its affiliates as on December 31, 2006 and 2005 were $85,123 and $103,091, respectively.

All of the proceeds of the offering of Series D were received in the name of Series D and were deposited in trading or cash accounts at PEG. Prior to January 1, 2004, Series D’s assets were maintained with PEG for margin purposes and PEG credited Series D monthly with 100% of the interest earned on the average net assets in Series D’s account. Effective January 1, 2004, Series D’s assets are maintained with PFD and PFD credits Series D monthly with 100% of the interest it earns on the average net assets in Series D’s account. Series D, acting through its Trading Advisor executed over-the-counter, spot, forward and/or option foreign exchange transactions with its broker through June 30, 2005. Effective July 1, 2005, UBS AG and UBS Securities LLC became the broker. The respective broker engages in back-to-back trading with an affiliate UBS AG. UBS AG attempts to each a profit on such transactions. The broker may require that collateral be posted against the marked-to-market positions of Series D. Effective October 14, 2006 these accounts were closed as Series D invested its net assets in the Company.

Note 5. INVESTMENT IN WMT CAMPBELL POOL L.L.C.

Effective October 13, 2006, Series D invested its assets in the Company concurrent with the termination of the managed account. Series D’s investment in the Company represents approximately 30.31% and 0% of the net asset value of the Company at December 31, 2006 and 2005, respectively. The investment in the Company is subject to the Organization Agreement of the Company. The Company entered into an advisory agreement with Campbell & Company, Inc. (the “Company’s Trading Advisor”) to make the trading decisions for the Company. The Company’s Trading Advisor manages approximately 100% of the assets of the Company pursuant to its Financial, Metal & Energy Large Portfolio. Series D records its proportionate share of each item of income and expense from the investment in the Company in the statement of operations.

Summarized information for Series D investment in the Company is as follows:

	Net Asset Value January 1, 2006	Investments	Gain/ (Loss)	Redemption	Net Asset Value December 31, 2006
WMT Campbell Pool L.L.C.	$0	$13,143,305	$1,008,997	$(914,625)	$13,237,677

Series D may make additional contributions to, or redemptions from, the Company on a weekly basis.

WORLD MONITOR TRUST II – SERIES D

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6. INCOME TAX REPORTING

There have been no differences between the tax basis and book basis of interest holders’ capital since inception of the Trust.

Note 7. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

Series D’s investment in the Company is subject to the market and credit risks of the futures contracts, options on futures contracts, forward currency contracts and other financial instruments held or sold short by the Company. Series D bears the risk of loss only to the extent of the market value of its investments and, in certain specific circumstances, distributions and redemptions received.

Series D has cash on deposit with financial institutions. In the event of a financial institution’s insolvency, recovery of cash on deposit may be limited to account insurance or other protection afforded such deposits. The Managing Owner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact, succeed in doing so. The Unitholders bear the risk of loss only to the extent of the market value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

Series D’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to Series D all assets of Series D relating to domestic futures trading and is not permitted to commingle such assets with its other assets. At December 31, 2006 and 2005, such segregated assets totaled $17,507 and $15,990,530, respectively. Part 30.7 of the CFTC regulations also requires Series D’s futures commission merchant to secure assets of Series D related to foreign futures trading which totaled $0 and $1,072,204 at December 31, 2006 and 2005, respectively. There are no segregation requirements for assets related to forward trading.

WORLD MONITOR TRUST II – SERIES D

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 8. FINANCIAL HIGHLIGHTS

The following information presents performance per interest data and other supplemental financial data for the years ended December 31, 2006, 2005 and 2004. This information has been derived from information presented in the financial statements.

	2006	2005	2004
Per Interest Performance
(for an interest outstanding throughout the entire year)
Net asset value per interest at beginning of year	$118.81	$123.69	$118.09

Net realized gain and change in net realized gain on commodity transactions (1), (3)	7.06	3.06	15.00
Interest income (1), (3)	5.78	3.67	1.56
Expenses (1), (3)	(11.82)	(11.61)	(10.96)

Net increase/(decrease) for the year	1.02	(4.88)	5.60

Net asset value per interest at end of year	$119.83	$118.81	$123.69

Total Return
Total return before incentive fees	1.85%	(2.77)%	5.62%
Incentive fees	(0.99)%	(1.18)%	(0.88)%

Total return after incentive fees	0.86%	(3.95)%	4.74%

Supplemental Data
Ratios to average net asset value: (3)
Net investment (loss) before incentive fees (2)	(3.85)%	(5.20)%	(7.15)%
Incentive fees	(0.99)%	(1.18)%	(0.88)%

Net investment (loss) after incentive fees	(4.84)%	(6.38)%	(8.03)%

Interest income	4.63%	2.95%	1.33%

Incentive fees	0.99%	1.18%	0.88%
Other expenses	8.48%	8.15%	8.48%

Total expenses	9.47%	9.33%	9.36%

Total returns are calculated based on the change in value of an interest during the year. An individual interestholder’s total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.

(1)

Interest income per interest and expenses per interest are calculated by dividing interest income and expenses by the weighted average number of interests outstanding during the year. Net realized gain and change in net unrealized gain on commodity transactions is a balancing amount necessary to reconcile the change in net asset value per interest with the other per interest information.

(2)	Represents interest income less total expenses (exclusive of incentive fees).
(3)	Includes Series D’s proportionate share of income and expenses of WMT Campbell Pool, L.L.C.

SECTION II

WMT CAMPBELL POOL L.L.C.

ANNUAL REPORT

December 31, 2006

WMT CAMPBELL POOL L.L.C.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

WMT Campbell Pool L.L.C.

We have audited the accompanying statements of financial condition, including the condensed schedule of investments, of WMT Campbell Pool L.L.C. (the “Trust”) as of December 31, 2006 and 2005, and the related statements of operations and changes in trust capital for the two years in the period then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The statement of operations and statement of changes in trust capital for the period December 6, 2004 to December 31, 2004 were audited by another auditor whose report dated March 25, 2005 expressed an unqualified opinions on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WMT Campbell Pool L.L.C. at December 31, 2006 and 2005, and the results of its operations and changes in its trust capital for the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

March 28, 2007

INDEPENDENT AUDITOR’S REPORT

To the Managing Owner and Members of

WMT Campbell Pool L.L.C.

We have audited the accompanying statements of operations and changes in members’ capital (net asset value) for the period December 6, 2004 (commencement of operations) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and changes in members’ capital (net asset value) of WMT Campbell Pool L.L.C. for the period December 6, 2004 (commencement of operations) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland

March 25, 2005

WMT CAMPBELL POOL L.L.C.

STATEMENTS OF FINANCIAL CONDITION

December 31, 2006 and 2005

	2006	2005
ASSETS
Equity in broker trading accounts
Cash in commodity trading accounts	$41,273,244	$40,427,991
Interest receivable	119,428	0
Net unrealized gain (loss) on open contracts	2,624,455	(1,270,180)

Total assets	$44,017,127	$39,157,811

LIABILITIES
Commissions payable	$3,589	$5,377
Management fee payable	86,212	78,910
Redemptions payable	252,167	316,109

Total liabilities	341,968	400,396

MEMBERS’ CAPITAL (Net Asset Value)
Member A	0	2,160,971
Member D	13,237,677	0
Member F	30,437,482	36,596,444

Total members’ capital
(Net Asset Value)	43,675,159	38,757,415

Total liabilities and members’ capital	$44,017,127	$39,157,811

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

CONDENSED SCHEDULE OF INVESTMENTS

December 31, 2006 and 2005

	2006		2005
Futures Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures contracts purchased:
Commodities	(1.14)%	$(499,055)	(0.88)%	$(340,904)
Interest rates	(0.11)%	(46,217)	0.03%	13,407
Stock indices	1.17%	509,839	(0.06)%	(24,587)

Net unrealized (loss) on futures contracts purchased	(0.08)%	(35,433)	(0.91)%	(352,084)

Futures contracts sold:
Commodities	0.10%	45,153	0.00%	0
Interest rates	2.67%	1,164,767	0.67%	258,268
Stock indices	0.00%	0	(0.02)%	(9,379)

Net unrealized gain on futures contracts sold	2.77%	1,209,920	0.65%	248,889

Net unrealized gain (loss) on futures contracts	2.69%	$1,174,487	(0.26)%	$(103,195)

Forward Contracts

Forward contracts purchased:
Net unrealized (loss) on forward contracts purchased	(1.64)%	$(717,310)	(2.71)%	$(1,048,402)

Forward contracts sold:
Net unrealized gain (loss) on forward contracts sold	4.96%	2,167,278	(0.30)%	(118,583)

Net unrealized gain (loss) on forward contracts	3.32%	$1,449,968	(3.01)%	$(1,166,985)

Net unrealized gain (loss) on futures and forward contracts		$2,624,455		$(1,270,180)

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2006 and 2005 and

For the Period December 6, 2004 (commencement of operations) to December 31, 2004

	2006	2005	2004
REVENUES
Realized	$(965,849)	$6,569,223	$(161,686)
Change in unrealized	3,894,635	(612,919)	(657,261)
Interest income	1,789,964	1,249,612	40,442

Total revenues	4,718,750	7,205,916	(778,505)

EXPENSES
Commissions	108,587	197,880	25,092
Management fee	727,362	801,735	64,650

Total expenses	835,949	999,615	89,742

NET INCOME (LOSS)	$3,882,801	$6,206,301	$(868,247)

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (NET ASSET VALUE)

For the Years Ended December 31, 2006 and 2005 and

For the Period December 6, 2004 (commencement of operations) to December 31, 2004

	Members’ Capital
	Member A	Member D	Member F	Total
Balances at December 6, 2004 (commencement of operations)	$0	$0	$0	$0
Additions	3,100,000	0	39,975,000	43,075,000
Net (loss) for the period December 6, 2004 (commencement of operations) to December 31, 2004	(62,573)	0	(805,674)	(868,247)
Redemptions	(56,661)	0	(253,805)	(310,466)

Balances at December 31, 2004	2,980,766	0	38,915,521	41,896,287
Net income for the year ended December 31, 2005	386,297	0	5,820,004	6,206,301
Redemptions	(1,206,092)	0	(8,139,081)	(9,345,173)

Balances at December 31, 2005	2,160,971	0	36,596,444	38,757,415
Net income for the year ended December 31, 2006	15,337	1,008,997	2,858,467	3,882,801
Subscriptions	0	13,143,305	150,000	13,293,305
Redemptions	(2,176,308)	(914,625)	(9,167,429)	(12,258,362)

Balances at December 31, 2006	$0	$13,237,677	$30,437,482	$43,675,159

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS

Note 1. ORGANIZATION

A.	General Description of the Company

WMT Campbell Pool L.L.C. (the “Company”) is a limited liability company organized under the laws of Delaware on November 3, 2004 and commenced trading operations on December 6, 2004. The Company was formed to engage in the speculative trading of a diversified portfolio of futures contracts, options on futures contracts and forward currency contracts and may, from time to time, engage in cash and spot transactions. Preferred Investment Solutions Corp. (“Preferred”) is the Managing Owner of the Company. The Company currently consists of two members: World Monitor Trust – Series D (“Member D”) and World Monitor Trust II – Series F (“Member F”) (collectively, the “Members”). World Monitor Trust – Series A (“Member A”) redeemed all of its membership interests in the Company as of August 25, 2006. Preferred is also the Managing Owner of each of the Members. Upon making the initial capital contribution, each Member received Voting Membership Interests.

The Company is a Member managed limited liability company that is not registered in any capacity with, or subject directly to regulation by the Commodity Futures Trading Commission or the United States Securities and Exchange Commission.

B.	The Trading Advisor

The Company entered into an advisory agreement with Campbell & Company, Inc. (the “Trading Advisor”) to make the trading decisions for the Company. The Trading Advisor manages approximately 100% of the assets of the Company pursuant to its Financial, Metal & Energy Large Portfolio.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Basis of Accounting

The financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America, which require the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Commodity futures and foreign exchange transactions are reflected in the accompanying statement of financial condition on the trade date. Net unrealized gain or loss on open contracts (the difference between contract trade price and market price) is reflected in the financial statements in accordance with Financial Accounting Standards Board Interpretation No. 39 – “Offsetting of Amounts Related to Certain Contracts.” The market value of futures (exchange-traded) contracts is based upon the closing quotation on the various futures exchanges on which the contract is traded. The values which will be used by the Company for open forward positions will be provided by its administrator, who obtains market quotes from data vendors and third parties. Any change in net unrealized gain or loss during the current period is reported in the statement of operations. Realized gains and losses on transactions are recognized in the period in which the contracts are closed. Brokerage commissions include other trading fees and are charged to expense when incurred.

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

A.	Basis of Accounting (Continued)

The Company has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, “Statement of Cash Flows – Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

Consistent with standard business practices in the normal course of business, the Company has provided general indemnifications to its Trading Advisor and others when they act, in good faith, in the best interests of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

The SEC Staff Accounting Bulletin 108 (“SAB 108”) “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements”, which provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. It is effective for the first annual period ending after November 15, 2006. Preferred as Managing Owner of the Company has evaluated the impact, if any, the implementation of SAB 108 may have on its financial statements. In Preferred’s opinion, no material unrecorded misstatements are in existence as of December 31, 2006 that would require a cumulative effect adjustment to the financial statements.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Company recognize in its financial statements, the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Preferred as Managing Owner of the Company has evaluated the impact of adopting FIN 48 on the Company’s financial statements. In Preferred’s opinion as of December 31, 2006, FIN 48 has no material impact on the Company, as the Company’s tax position is based on established tax precedence for the tax treatment of investment partnerships as flow through tax entities.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial statements. At this time, the impact to the Company’s financial statements has not been determined.

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded. The Company receives interest on all cash balances held by the clearing brokers at prevailing interest rates.

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

B.	Income Taxes

The Company is treated as a partnership for Federal income tax purposes. As such, the Company is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the Members. The Company may be subject to other state and local taxes in jurisdictions in which it operates.

C.	Capital Accounts

The Company accounts for subscriptions, allocations and redemptions on a per member capital account basis.

The Company allocates profits and losses, prior to calculation of the incentive fee, for both financial and tax reporting purposes to its Members weekly on a pro rata basis based on each Member’s pro rata capital in the Company during the week. Each Member is then charged with the applicable incentive fee. Distributions (other than redemptions of capital) may be made at the sole discretion of the Members on a pro rata basis in accordance with the Members’ respective capital balances. The Company has not and does not presently intend to make any distributions.

D.	Foreign Currency Transactions

The Company’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in operations currently.

Note 3. FEES

A.	Organizational, General and Administrative Costs

Under the Company’s Agreement, Preferred allocates administrative costs of the Company to the Members. Administrative costs include legal, audit, postage and other routine third party administrative costs.

B.	Management and Incentive Fees

The Company pays the Trading Advisor a management fee at an annual rate of 2% of the Company’s Net Assets determined as of the close of business each Friday. The sum of the amounts determined each Friday will be paid monthly. For purposes of determining the management fee, any distributions, redemptions or reallocation of assets made as of the last Friday of each week shall be added back to the assets and there shall be no reduction for (i) the weekly management fees calculated or (ii) any accrued but unpaid incentive fees due the Trading Advisor.

Additionally, the members of the Company pay the Trading Advisor a quarterly incentive fee of 22% (the “Incentive Fee”) of “New High Net Trading Profits” (as defined in the Advisory Agreement).

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 4. INCOME TAX REPORTING

There have been no differences between the tax basis and book basis of Members’ capital since inception of the Company.

Note 5. DEPOSITS WITH COMMODITY BROKER

The Company deposits funds with a commodity broker subject to CFTC regulations and various exchange and commodity broker requirements. Margin requirements are satisfied by the deposit of cash with such commodity broker. The Company earns interest income on assets deposited with the commodity broker.

Note 6. SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS

Investments in the Company are made subject to the terms of the Organization Agreement.

The Company is not required to make distributions, but could do so at the discretion of the Members. A Member can request and receive redemption of capital, subject to the terms in the Organization Agreement.

Note 7. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

The Company is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of the Company’s investment activities (credit risk).

Market Risk

Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of the Company’s net assets being traded, significantly exceeds the Company’s future cash requirements since the Company intends to close out its open positions prior to settlement. As a result, the Company is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Company considers the “fair value” of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with the Company’s commitments to purchase commodities is limited to the gross or face amount of the contract held. However, when the Company enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices or settle in cash. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes the Company to unlimited risk.

Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effect among the derivative instruments the Company holds and the liquidity and inherent volatility of the markets in which the Company trades.

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

Credit Risk

When entering into futures or forward contracts, the Company is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, a clearinghouse is backed by its corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is a concentration risk on forward transactions entered into by the Company as the Companies commodity broker is the sole counterparty. The Company has entered into a master netting agreement with its broker and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statement of financial condition. The amount at risk associated with counterparty non-performance of all of the Company’s contracts is the net unrealized gain included in the statement of financial condition; however, counterparty non-performance on only certain of the Company’s contracts may result in greater loss than non-performance on all of the Company’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Company.

Preferred attempts to minimize both credit and market risks by requiring the Company and its Trading Advisor to abide by various trading limitations and policies. Preferred monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreement among the Company, Preferred and the Trading Advisor, the Company shall automatically terminate the Trading Agreement, if the net asset value allocated to the Trading Advisor declines by 40% from the value at the beginning of any year or since the effective date of the Advisory Agreement. The decline in net asset value is after giving effect for distributions, subscriptions and redemptions.

The Company’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Company all assets of the Company relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2006 and 2005, such segregated assets totaled $29,693,922 and $4,041,188, respectively. Part 30.7 of the CFTC regulations also requires the Company’s futures commission merchant to secure assets of the Company related to foreign futures trading which totaled $(47,030) and $39,656 at December 31, 2006 and 2005, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2006, all open futures contracts mature within nine months.

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. FINANCIAL HIGHLIGHTS

The following information presents the financial highlights of the Company for the years ended December 31, 2006 and 2005 and for the period December 6, 2004 (commencement of operations) to December 31, 2004. This information has been derived from information presented in the financial statements.

	2006			2005		2004
	Member A	Member D	Member F	Member A	Member F	Member A	Member F
Total return (1)	0.81%	12.46%	8.87%	17.17%	16.98%	(2.05)%	(2.05)%

Total expenses (2)	(1.49)%	(0.80)%	(2.30)%	(2.47)%	(2.51)%	(2.00)%	(2.00)%

Net investment income (loss) (2)	1.68%	0.92%	2.63%	0.62%	0.63%	(0.75)%	(0.75)%

Total return and ratios to average net asset value are calculated for Members’ capital taken as a whole. An individual Member’s total return and ratios may vary from the above return and ratios based on the timing of subscriptions and redemptions.

(1)	Not annualized and includes realized and unrealized gains on securities transactions.
(2)	Annualized.